Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS 2014 FINANCIAL RESULTS

AND PROVIDE A BUSINESS UPDATE

Wednesday, March 4, 2015

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s 2014 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Barry Jenkins, SANUWAVE’s Chief Financial Officer, please go ahead.

Barry Jenkins

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

Yesterday afternoon, SANUWAVE announced our 2014 financial results and filed our Annual Report on Form 10-K with the SEC. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, March 4, 2015. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Thanks Barry. Good morning everyone and thank you for joining us.

We are very excited about many opportunities that are now present at SANUWAVE.  We enrolled up to the second independent review point of 130 patients in our clinical trial using dermaPACE for treating diabetic foot ulcers, fortified our intellectual property portfolio with the issuance of three key U.S. patents, as well as continued some of the initiatives using our patented PACE technology in other medical and non-medical areas in collaboration with some leading research universities. We continue to pursue non-dilutive financing opportunities through license and distribution arrangements for our patented CE Marked technology.

You will hear from Barry about the financials and some international revenue initiatives. Pete will review where we are on our dermaPACE clinical study and why we remain encouraged and confident that our device will have success in treating diabetic foot ulcer patients going forward. Iulian will then discuss many of the medical and non-medical initiatives we began in 2014 and the expansion of our patent portfolio. Finally, you are all well aware we are focused on balancing our time and funds on initiatives that can create significant shareholder value in the near term and longer term.

With that let me turn it over to Barry to review our 2014 results.

Barry Jenkins

Thank you, Kevin.

Revenues for 2014 were $847,000, an increase of $47,000, or 6%, from the prior year. Our revenues result primarily from sales in Europe, Asia and Asia/Pacific of our orthoPACE and dermaPACE devices and related applicators. The increase in revenues for 2014 is due to higher sales of orthoPACE devices in Asia/Pacific, as compared to the prior year, as well as higher sales of refurbished applicators in Europe.

Research and development expenses for 2014 were $3.0 million, an increase of $704,000, or 31%, from the prior year. The increase in 2014 is a result of higher costs for third parties used in the dermaPACE clinical study which started the more costly enrollment phase in June 2013 and had a full year of expenses in 2014.

General and administrative expenses for 2014 were $3.3 million, a decrease of $694,000, or 18%, from the prior year. The decrease for 2014 was primarily due to reduced stock-based compensation expense from the forfeiture of non-vested stock options by former employees and reduced consulting services for financial related consultants.

Net loss for 2014 was $6.0 million, or ($0.12) per share, compared with a net loss of $11.3 million, or ($0.40) per share in 2013, a decrease in the net loss of $5.3 million. The reduction in the net loss for 2014, as compared to the prior year, was primarily a result of the non-cash “below the line“ other expenses which totaled $5.6 million in 2013 for the loss on the embedded conversion feature, related accrued interest expense, and loss on extinguishment of debt all related to the senior secured notes which were converted to equity in the third quarter of 2013.

Looking at cash flows, as of December 31, 2014, we had cash on hand of $3.5 million, compared with $182,000 at December 31, 2013. Net cash used by operating activities was $6.7 million for 2014, compared with $3.9 million for 2013. The increase for 2014 in cash used for operations was primarily due to the increase of $704,000 in research and development expenses primarily associated with the dermaPACE clinical trial and the reduction of accounts payable and accrued expenses in 2014 of $1.2 million. Net cash provided by financing activities in 2014 was $10.1 million which consisted of the net proceeds from the 2014 Private Placement of $8.6 million, the proceeds from the 18% Convertible Promissory notes of $815,000 which were converted to equity in March 2014 and the proceeds from sale of capital stock per the Subscription Agreement with a related party of $900,000.

We continue to project that our cash burn-rate from operations will be approximately $400,000 to $500,000 per month in 2015 during the patient follow-up phase of the dermaPACE clinical trial.

Now, let me turn the call back to Kevin Richardson for a business review.

Kevin Richardson

Thank you, Barry. I will have each of the senior members of the management team discuss their respective areas so now we’ll have Pete Stegagno, our Vice President of Operations and Regulatory Affairs, walk you through the status of the dermaPACE clinical trial.

Pete Stegagno

Thank you, Kevin.

As you recall, last August the Data Monitoring Committee (DMC) recommended we continue to enroll subjects up to the next predefined subject analysis point of 130 subjects, at which point the DMC would conduct its second, planned analysis after the 130th subject completed the 12 week efficacy phase of the trial.  The 130th subject was enrolled in late November 2015 and completed the 12 week efficacy phase last week.  The 12 week data is being prepared for database lock. Once this is completed, the closure and safety data will be transferred by our clinical research organization to the DMC biostatistician for analysis.  The DMC members will then be called together to review the data analysis and to develop recommendations to SANUWAVE. This process took approximately six weeks for the first, 90 subject analysis and we expect a similar timeframe for this exercise. We expect the meeting to occur in April.

After their review of the 130 patients, the DMC may recommend: 1) stopping enrollment because the dermaPACE has met the minimum success criteria as compared to sham-control, 2) increasing enrollment to the next predefined subject analysis point of 170 subjects or 3) stopping the trial due to poor results.  SANUWAVE will remain blinded to the results of the DMC analysis with only the final DMC recommendation being communicated to us.

I am impressed with the overall positive attitude the site coordinators and Principal Investigators have in this trial and the dermaPACE device. Of course, the PIs remain blinded, but they are in agreement, overall, that dermaPACE can definitely play a positive role in the treatment of DFUs.

In summary, we are pleased by the progress of enrollment our clinical sites have achieved and we are looking forward the next DMC analysis. We believe dermaPACE will address a significant medical need among diabetic patients.

Kevin.

Kevin Richardson

Thank you, Pete. We are excited to be close to the second Data Monitoring Committee review and look forward to the feedback from the DMC on those patients in April 2015 and updating shareholders at that time.

Next, we want to update you on recent developments on medical and non-medical uses of our patented technology. Let me turn it over to Iulian Cioanta, our head of research and development.

Iulian Cioanta

Iulian - Thank you Kevin and good morning everyone.

We recently received U.S. Pat. No. 8,961,441 related to medical treatment systems that include electronic devices and auxiliary treatment interfaces with enhanced controls for identification and authentication of proper treatment components, and for providing specific treatment parameters based on the medical condition. This patent, among other uses, will provide SANUWAVE patent protection for the “per procedure” wound treatment kits designed for the Company’s dermaPACE® device. The dermaPACE wound treatment kits contain a one-time use RFID card to program treatment parameters and activate the specific treatment, based on initial user input regarding size of the wound. The wound kit also contains a sterile sleeve that covers the applicator to prevent cross-contamination, a sterile drape and sterile acoustic coupling gel. This is an innovative "error free" system that helps to ensure consistency of outcomes by preventing under or over treatment and the input of incorrect device settings by the clinician. In view of its broad applicability, we believe that this patent can be also applied to other modern medical systems, which opens the avenue of possible licensing of this patent to other companies.

In September, we started our collaboration with University of Georgia on blood sterilization. This research so far determined the optimal shock wave parameters that could be used to produce blood sterilization with minimal red blood cell lysis or killing. We also started the second phase of the project, which is the microbiology phase, where the actual bacterial killing will be determined, inside the optimal parameters determined in the first phase. For microbiology phase significant work was done in developing a sterile technique to harvest blood, to transfer the blood into the blood containers used for shock wave treatment, inoculation with bacteria, shock wave treatment and final culture testing for bacterial growth. From the business point of view, we are actively looking for partners that can collaborate with us in bringing to commercialization the use of shock waves for blood sterilization.

We are also performing a study at the Center for Biofilm Engineering from Montana State University that uses shock waves on biofilms produced by Gram Positive and Gram Negative bacteria. The goal of this study is to use shock waves for disruption of bacterial biofilms and killing of bacteria with or without the use of antibiotics, which has both medical and non-medical potential applications. The preliminary results were promising and we are ready to perform additional testing with a new improved fixture. This year SANUWAVE became a member of the Center for Biofilm Engineering, which gives us extensive access to their resources and offers us the opportunity to tap into a network of companies that perform similar research or are interested in finding solution for their specific biofilm problems. We also attended the Anti-Biofilm Technologies: Pathways to Product Development conference held in February 2015, where we learned about specific tests and regulatory paths for FDA and EPA approvals for technologies related to bacterial biofilm destruction.

Finally, on the non-medical front, we established an off-site water cleaning small scale model testing facility and began preliminary testing for the cleaning of dirty industrial type waters. The initial results are promising and we will continue to do testing, to prove the advantages and efficiency of our shock wave technology.

Kevin.

Kevin Richardson

Thank you, Iulian

Barry will summarize the progress we’ve made internationally. Let me turn it over to Barry.

Barry Jenkins

Our international sales growth has continued with revenue up 6% from last year. This was due to sales of our orthoPACE devices in South Korea which were in addition to the recurring revenue from Europe. We continue to work with our existing distributor base in Europe and are pursuing possible opportunities in other areas including the Arab Gulf Coast states.

In regard to the Arab Gulf Coast states, in 2014 we signed a memorandum of understanding with Dasman Diabetes Institute and Kuwait Life Sciences Company (KLSC) to introduce the dermaPACE device as a treatment for diabetic foot ulcers in the Gulf Cooperation Council (GCC) region. Diabetes is a significant problem in the GCC region where it affects between 25% and 35% of the adult population. Our next step is to have the physicians at the Dasman Diabetes Institute use the dermaPACE on their patients and then utilize those physicians as the key opinion leaders to introduce the dermaPACE to the GCC region.

In South Korea, in conjunction with our exclusive distributor, we have been working with the regulatory authority for device approval for our dermaPACE device. Our distributor already has approval for our orthopedic device, the orthoPACE. We are in the early stages of this application and working with our distributor to complete the submission process for possible approval later this year.

A little closer to home, in July 2014 we signed a strategic agreement with Premier Shockwave, the U.S.’s largest mobile OssaTron service provider, to manage our legacy OssaTron devices. As you may recall, the OssaTron is the first and only extracorporeal shock wave device approved by the FDA for the treatment of chronic heel pain and tennis elbow. Premier Shockwave has begun placing the devices in high-use physician’s offices and we expect some minor revenue to start in Q1-2015.

We will continue to provide updates as these efforts continue to progress.

Kevin.

Kevin Richardson

Thank you, Barry.

I will stop here and we are happy to answer any questions that you may have.

I will now open up the call for your questions. Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson

We are fortunate to have a very loyal and supporting shareholder base. We cannot thank the long term shareholders enough for their investments, patience and support to help the Company achieve what it has and they have helped put the Company in a position to achieve even better things going forward. The ultimate goal of a public or private company should be to maximize shareholder value.  We are committed to doing the things necessary to build a world class medical device company with disruptive and in some cases revolutionary technologies.